Exhibit 99.1

Vaccinex Announces Receipt of Delisting Notification from Nasdaq

ROCHESTER, N.Y., December 17, 2024 (GLOBE NEWSWIRE) — Vaccinex, Inc. (Nasdaq: VCNX) (“Vaccinex” or the “Company”), a clinical-stage biotechnology company pioneering a differentiated approach to treating neurodegenerative disease by blocking astrogliosis and neuroinflammation through the inhibition of SEMA4D, today announced that on December 16, 2024, the Company received written notice (the “Notice”) from the Office of General Counsel of The Nasdaq Stock Market (“Nasdaq”) indicating that the Nasdaq Hearings Panel has determined to delist the Company’s shares from Nasdaq due to the Company’s failure to meet Nasdaq’s continued listing standards. As previously disclosed, the Company has not been compliant with the requirements under Nasdaq Listing Rule 5550(b)(1) to maintain a minimum of $2.5 million in stockholders’ equity for continued listing on the Nasdaq Capital Market. The Notice indicated that trading in the Company’s shares of common stock (the “Common Stock”) on Nasdaq will be suspended effective at the open of trading on Wednesday, December 18, 2024.

Upon suspension of the trading of its Common Stock on Nasdaq, the Company expects that its Common Stock will be quoted under its existing symbol “VCNX” on the OTC Markets Group.

About Vaccinex, Inc.

Vaccinex, Inc. is pioneering a differentiated approach to treating slowly progressive neurodegenerative diseases and cancer through the inhibition of semaphorin 4D (SEMA4D). The Company’s lead drug candidate, pepinemab, blocks SEMA4D, a potent biological effector that it believes triggers damaging inflammation in chronic diseases of the brain and prevents infiltration and activation of immune cells in tumors. Pepinemab was studied as a monotherapy in the Phase 1b/2 SIGNAL-AD study in Alzheimer’s Disease, and the Company has previously published promising Phase 2 data in Huntington’s disease. Vaccinex believes pepinemab could also be an important contributor to combination therapy in AD. In oncology, pepinemab is being evaluated in combination with KEYTRUDA® in the Phase 1b/2 KEYNOTE-B84 study in recurrent or metastatic head and neck cancer (HNSCC) and in combination with BAVENCIO® in a Phase 1b/2 study in patients with metastatic pancreatic adenocarcinoma (PDAC). The oncology clinical program also includes several investigator-sponsored studies in solid tumors including breast cancer and melanoma.

Vaccinex has global commercial and development rights to pepinemab and is the sponsor of the KEYNOTE-B84 study which is being performed in collaboration with Merck Sharp & Dohme Corp, a subsidiary of Merck and Co, Inc. Kenilworth, NJ, USA.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co. Inc., Kenilworth, NJ, USA. BAVENCIO®/avelumab is provided by Merck KGaA, Darmstadt, Germany, previously as part of an alliance between the healthcare business of Merck KGaA, Darmstadt, Germany and Pfizer.

About Pepinemab

Pepinemab is a humanized IgG4 monoclonal antibody designed to block SEMA4D, which can bind to plexin-B1 receptors to trigger collapse of the actin cytoskeleton in cells and lead to loss of homeostatic functions of astrocytes and other glial cells in the brain and of dendritic cells in immune tissue. Pepinemab appears to have been well-tolerated with a favorable safety profile in multiple clinical trials in different neurological and cancer indications.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Vaccinex, Inc. (“Vaccinex,” “we,” “us,” or “our”), they may be forward-looking statements reflecting management’s current beliefs and expectations. Such statements include, but are not limited to, statements identified by words such as “may,” “will,” “intends,” “plans,” and similar expressions or their negatives (as well as other words and expressions referencing future events, conditions, or circumstances). These statements include, among others, those regarding the expected timing of the quotation of the Company’s Common Stock on the OTC Markets Group. These statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statement, see the section titled “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) and the other risks and uncertainties described in Vaccinex’s most recent year-end Annual Report on Form 10-K and subsequent SEC filings.

Investor Contact

Elizabeth Evans, PhD

Chief Operating Officer, Vaccinex, Inc.

(585) 766-2033

eevans@vaccinex.com